As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-175243

Registration No. 333-163828

Registration No. 333-135429

Registration No. 333-118399

Registration No. 333-61252

Registration No. 333-33684

Registration No. 333-33608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175243

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163828

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135429

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118399

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-61252

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-33684

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-33608

UNDER THE SECURITIES ACT OF 1933

VECTREN CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-2086905
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Vectren Square
Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

VECTREN CORPORATION AT RISK COMPENSATION PLAN, AS AMENDED AND RESTATED

VECTREN CORPORATION RETIREMENT SAVINGS PLAN (AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2009)

VECTREN CORPORATION AT RISK COMPENSATION PLAN, AS AMENDED AND RESTATED

VECTREN CORPORATION RETIREMENT SAVINGS PLAN

VECTREN CORPORATION AT RISK COMPENSATION PLAN

SIGCORP, INC. STOCK OPTION PLAN

(Full title of the plan)

Dana C. O’Brien

Vice President and Assistant Secretary

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Vectren Corporation, an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-175243, filed with the Commission on June 30, 2011, pertaining to the registration of 1,300,000 shares of common stock, without par value, of the Company (“Common Stock”) under the Vectren Corporation At Risk Compensation Plan, as Amended and Restated;

•

Registration Statement No. 333-163828, filed with the Commission on December 18, 2009, pertaining to the registration of 800,000 shares of Common Stock under the Vectren Corporation Retirement Savings Plan (Amended and Restated Effective as of January 1, 2009);

•

Registration Statement No. 333-135429, filed with the Commission on June 29, 2006, pertaining to the registration of 1,350,000 shares of Common Stock and 1,350,000 common share purchase rights (“Share Purchase Rights”) under the Vectren Corporation At Risk Compensation Plan, as Amended and Restated;

•

Registration Statement No. 333-118399, filed with the Commission on August 20, 2004, pertaining to the registration of 800,000 shares of Common Stock and 800,000 Share Purchase Rights under the Vectren Corporation Retirement Savings Plan;

•

Registration Statement No. 333-61252, filed with the Commission on May 18, 2001, pertaining to the registration of 4,000,000 shares of Common Stock and 4,000,000 Share Purchase Rights under the Vectren Corporation At Risk Compensation Plan;

•

Registration Statement No. 333-33684, filed with the Commission on March 31, 2000 and amended by post-effective amendment filed with the Commission on June 20, 2000, pertaining to the registration of 1,000,000 shares of Common Stock and 1,000,000 Share Purchase Rights under the Vectren Corporation Retirement Savings Plan; and

•

Registration Statement No. 333-33608, filed with the Commission on March 30, 2000, pertaining to the registration of 905,000 shares of Common Stock and 905,000 Share Purchase Rights under the SIGCORP, Inc. Stock Option Plan.

On February 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of April 21, 2018, by and among the Company, CenterPoint Energy, Inc., a Texas corporation (“CenterPoint Energy”), and Pacer Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of CenterPoint Energy (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of CenterPoint Energy (the “Merger”).

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated by the Company as of the date hereof. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2019.

VECTREN CORPORATION

By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Vice President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.